UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 10, 2005

ZEBRA TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19406	36-2675536
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

333 Corporate Woods Parkway, Vernon Hills, Illinois		60061
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  847-634-6700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry Into a Definitive Material Agreement.

Effective March 10, 2005, Zebra Technologies Corporation (the “Company”) entered into an Executive Employment Agreement with Phil Gerskovich.  Mr. Gerskovich will serve in the position of Senior Vice President, Corporate Development of the Company and shall report to the Chief Executive Officer.  The term of Mr. Gerskovich’s employment under the employment agreement is indefinite and is at-will.

For performance of his duties, Mr. Gerskovich will receive a base salary of $335,000 per year and incentive, health and welfare benefits accorded other officers of the Company . He will also be eligible for a bonus in accordance with the Company’s management bonus plan, with a target of 50% of base salary and a maximum of 75% of base salary.  In addition, Mr Gerskovich received an option for 29,786 shares of Zebra stock upon his commencing employment and, if he achieves his performance goals for his first year of employment with the Company, he may receive an additional grant of options covering shares with a total value of $1,000,000. The options will be issued under the Zebra Technologies 1997 Stock Option Plan.

If Mr. Gerskovich is terminated by the Company without Cause or by Mr. Gerskovich for Good Reason, as such terms are defined in the agreement, Mr Gerskovich will be entitled to severance equal to 12 months base salary. Pursuant to his employment agreement, Mr. Gerskovich will be subject to confidentiality requirements during and after his employment with the Company and shall also be subject to non-competition and non-solicitation restrictions for 12 months following termination of his employment with the Company.

The description contained above is qualified in its entirety by reference to the employment agreement attached as Exhibit 10.1 hereto and made a part hereof.

Item 9.01.              Financial Statements and Exhibits.

Exhibit 10.1.           Executive Employment Agreement between Zebra Technologies Corporation and Phil Gerskovich, effective as of March 10, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZEBRA TECHNOLOGIES CORPORATION

Date March 11, 2005	By:	/s/ Edward L. Kaplan
Chairman of the Board and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

10.1	Executive Employment Agreement between Zebra Technologies Corporation and Phil Gerskovich, effective as of March 10, 2005.